UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2009

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	000-31643	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5910 N. Central Expressway, Suite 1755 Dallas, Texas		75206
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to the Current Report on Form 8-K/A amends and restates in its entirety the Form 8-K filed by TransAtlantic Petroleum Ltd. on December 28, 2009. This Amendment No. 1 is being filed to replace Exhibit 10.1, which has been revised to correct certain typographical errors, and to update the disclosure in Item 1.01.

Item 1.01	Entry into a Material Definitive Agreement.

On December 21, 2009, DMLP, Ltd., Petroleum Exploration Mediterranean International Pty. Ltd. (“PEMI”), Talon Exploration, Ltd. and TransAtlantic Turkey, Ltd. (collectively, the “Borrowers”) entered into a three year senior credit facility with Standard Bank Plc and BNP Paribas (Suisse) SA. Each of the Borrowers is a wholly owned subsidiary of TransAtlantic Petroleum Ltd. (the “Company”). The credit facility is guaranteed by the Company and each of Incremental Petroleum (Selmo) Pty. Ltd., TransAtlantic Petroleum (USA) Corp. and TransAtlantic Worldwide, Ltd. (collectively, the “Guarantors”). The Company intends to use the credit facility to finance a portion of the development of its oil and gas properties in Turkey and for general corporate and working capital purposes.

The amount drawn under the credit facility may not exceed the lesser of (i) a borrowing base and (ii) the maximum aggregate commitments provided by the lenders. The borrowing base is the present value of the Company’s hydrocarbon reserves in Turkey up to a maximum of $250 million. The initial borrowing base is $30 million and the borrowing base will be re-determined at least semi-annually based on the Company’s hydrocarbon reserves in Turkey at December 31st and June 30 th of each year. The lenders have aggregate commitments of $30 million. On June 21, 2011 and each three month anniversary thereof, the lenders’ commitments under the credit facility are subject to reduction by 14.3% of their commitments existing on March 21, 2011.

The credit facility matures on the earlier of (i) December 21, 2011 or (ii) the date that the Company’s hydrocarbon reserves in Turkey are determined to be less than 25% of the amount shown in the May 7, 2009 reserve report prepared by RPS Energy. The credit facility includes a letter of credit sub-limit of up to $10 million.

Loans under the credit facility will accrue interest at a rate of three month LIBOR plus 6.25% per annum. In addition, the Company is required to pay (i) a commitment fee payable quarterly in arrears at a rate equal to 3.125% per annum of the average daily unused and uncancelled portion of each lender’s commitment under the credit facility, (ii) on the date of issuance of any letter of credit, a fronting fee in an amount equal to 0.25% of the original maximum amount available to be drawn under such letter of credit and (iii) a per annum letter of credit fee for each letter of credit issued equal to the face amount of such letter of credit multiplied by (a) 1.0% for any letter of credit that is cash collateralized or backed by a standby letter of credit issued by a financial institution acceptable to Standard Bank Plc or (b) 6.25% for all other letters of credit.

The credit facility is secured by a pledge of (i) receivables payable under each Borrower’s hydrocarbon sales contracts; (ii) the Borrowers’ bank accounts which receive the payments due under Borrowers’ hydrocarbon sales contracts; (iii) the shares of each Borrower; and (iv) substantially all of the present and future assets of the Borrowers.

During a measurement period of the four most recently completed fiscal quarters occurring on or after March 31, 2010, the financial covenants under the credit facility require each of the Borrowers to maintain a:

•	ratio of total debt to EBITDAX of greater than 2.50 to 1.00;

•	ratio of EBITDAX (less non-discretionary capital expenditures) to interest expense of less than 4.00 to 1.00; and

•	ratio of current assets to current liabilities of not less than 1.10 to 1.00.

The credit facility defines EBITDAX as net income (excluding extraordinary items) plus, to the extent deducted in calculating such net income, (i) interest expense (excluding interest paid in kind, non-cash interest expense and interest on subordinated intercompany debt), (ii) income tax expense, (iii) depreciation and amortization expense, (iv) amortization of intangibles (including goodwill) and organization costs, (v) any extraordinary, unusual or non-recurring non-cash expenses or losses, (vi) expenses incurred in connection with oil and gas exploration activities entered into in the ordinary course of business, (vii) transaction costs, expenses and fees incurred in connection with the negotiation, execution and delivery of the credit facility and the related loan documents, and (viii) any other non-cash charges, minus, to the extent included in calculating net income, (a) any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business), and (b) any other non-cash income or gains.

Pursuant to the terms of the credit facility, until amounts under the credit facility are repaid, each of the Borrowers shall not, and shall cause each of its subsidiaries not to, in each case subject to certain exceptions, incur indebtedness or create any liens, enter into any agreements that prohibit the ability of any Borrower or its subsidiaries to create any liens, enter into any merger, consolidation or amalgamation, liquidate or dissolve, dispose of any property or business, pay any dividends or similar payments to shareholders, make certain types of investments, enter into any transactions with an affiliate, enter into a sale and leaseback arrangement, engage in business other than as an oil and gas exploration and production company or outside of Turkey or its jurisdiction of formation, change its organizational documents, fiscal periods or accounting principles, modify certain hydrocarbon agreements and licenses or material contracts, enter into any hedge agreement for speculative purposes or open or maintain new deposit, securities or commodity accounts.

An event of default under the credit facility includes, among other events, breach of certain covenants and obligations, cross default to other indebtedness, bankruptcy or insolvency and the occurrence of a material adverse effect. In addition, the occurrence of a change of control is an event of default. A change of control is defined as the occurrence of any of the following: (i) the Company’s failure to own, of record and beneficially, all of the equity of the Borrowers or to exercise, directly or indirectly, day-to-day management and operational control of the Borrowers; (ii) the failure by the Borrowers to own or hold, directly or indirectly, all of the interests granted to Borrowers pursuant to certain hydrocarbon licenses designated in the credit facility agreement; or (iii) (a) N. Malone Mitchell, 3rd ceases for any reason to be the executive chairman of the Company’s board of directors at any time, (b) Mr. Mitchell and certain of his affiliates cease to own of record and beneficially at least 35% of the Company’s common shares; or (c) any person, group or company, excluding Mr. Mitchell and certain of his affiliates, shall become, or obtain rights to become, the beneficial owner of more than 35% of the Company’s outstanding common shares entitled to vote for members of the Company’s board of directors on a fully-diluted basis. Provided that, if Mr. Mitchell ceases to be executive chairman of the Company’s board of directors by reason of his death or disability, such event shall not constitute a matured event of default unless the Company has not appointed a successor reasonably acceptable to the lenders within 60 days of the occurrence of such event. If an event of default shall occur and be continuing, all loans under the credit facility will bear an additional interest rate of 2.0% per annum. In the case of an event of default upon bankruptcy or insolvency, all amounts payable under the credit facility become immediately due and payable. In the case of any other event of default, all amounts due under the credit facility may be accelerated by the lenders or the administrative agent. Borrowers have certain rights to cure an event of default arising from a violation of the interest coverage ratio or leverage ratio by obtaining cash equity or loans from the Company.

Pursuant to the credit facility, PEMI entered into zero cost collars with Standard Bank Plc and BNP Paribas, which hedge the price of oil during 2010, 2011 and 2012 under the following terms:

Year	Quantity (bbl/day)	Average Minimum Price (per bbl)	Average Maximum Price (per bbl)
2010	800	$61.50	$89.125
2011	700	$61.50	$102.00
2012	600	$61.50	$109.825

The foregoing description of the credit facility is qualified in its entirety by reference to the actual text of the credit agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Credit Agreement among DMLP, Ltd., Talon Exploration, Ltd., TransAtlantic Turkey, Ltd. and Petroleum Exploration Mediterranean International Pty. Ltd., as borrowers, Incremental Petroleum (Selmo) Pty. Ltd., TransAtlantic Worldwide, Ltd., TransAtlantic Petroleum (USA) Corp. and TransAtlantic Petroleum Ltd., as guarantors, the lenders party thereto from time to time, and Standard Bank PLC, as LC issuer, administrative agent, collateral agent and technical agent, dated as of December 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2010

TRANSATLANTIC PETROLEUM LTD.

	By:	/S/ JEFFREY S. MECOM
Jeffrey S. Mecom
Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Credit Agreement among DMLP, Ltd., Talon Exploration, Ltd., TransAtlantic Turkey, Ltd. and Petroleum Exploration Mediterranean International Pty. Ltd., as borrowers, Incremental Petroleum (Selmo) Pty. Ltd., TransAtlantic Worldwide, Ltd., TransAtlantic Petroleum (USA) Corp. and TransAtlantic Petroleum Ltd., as guarantors, the lenders party thereto from time to time, and Standard Bank PLC, as LC issuer, administrative agent, collateral agent and technical agent, dated as of December 21, 2009.